Exhibit 99.b

CROWN AMERICAS LLC

CROWN AMERICAS CAPITAL CORP. IV

LETTER TO HOLDERS

To Holders of 4 1/2% Senior Notes Due 2023:

Crown Americas LLC and Crown Americas Capital Corp. IV (collectively, the “Companies”) are offering, upon and subject to the terms and conditions set forth in the Prospectus, dated                     , 2013 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) (i) each $1,000 principal amount of their 4 1/2% Senior Notes due 2023 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement (the “Registration Statement”) of which the Prospectus is a part, for each $1,000 principal amount of their outstanding 4 1/2% Senior Notes due 2023 (the “Old Notes”), of which $1,000,000,000 aggregate principal amount is outstanding. The Exchange Offer is being made in order to satisfy certain obligations of the Companies contained in two Registration Rights Agreements, one dated January 9, 2013, by and among the Companies, Crown Holdings, Inc., the Guarantors (as defined therein) and Deutsche Bank Securities Inc., as Representative of the several Initial Purchasers (as defined therein), and the other dated January 15, 2013, by and among the Companies, Crown Holdings, Inc., the Guarantors (as defined therein) and Deutsche Bank Securities Inc., as the initial purchaser.

Briefly, you may either:

a. Tender all or some of your Old Notes, along with a completed and executed Letter of Transmittal, and receive New Notes in exchange; or

b. Retain your Old Notes.

All tendered Existing Notes must be received on or prior to                     , 2013 at 5:00 p.m., New York City Time (the “Expiration Date”), as shown in the accompanying Prospectus.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call (315) 414-3360 or write:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

Corporate Trust Operations

Reorganization Unit

111 Sanders Creek Pkwy

East Syracuse, NY 13057

Attn: Adam DeCapio